Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 24, 2021, with respect to the combined carve-out financial statements of OceanPal Inc. Predecessor included in the Registration Statement (Form F-1) and related Prospectus of OceanPal Inc. for the registration of its units consisting of common stock, including pre-funded warrants to purchase common stock and Class A Warrants to purchase common stock.
/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
January 12, 2022